Exhibit 10.1

SeaBright Holdings, Inc.
2012 Bonus Plan

Objective :

To attract, align, motivate and reward talented and committed management, to implement the Company’s pay-for-performance philosophy and to reinforce SeaBright as an employer of choice by providing earning opportunities that are competitive in the marketplace.

Plan :

Bonuses payable under the 2012 Bonus Plan (the “Plan”) will be determined, in accordance with Exhibit A hereto, by the Company’s achievement (the “Achievement”) of the metric: Pretax Income Excluding All Capital Gains, Losses and Bonuses (the “Pretax Income Metric”). Any bonus earned will be paid on the amount actually earned by March 15 of the calendar year following the applicable performance year, subject to continued employment at the time of payment.

The Plan identifies three levels of Achievement (each of which shall be determined by the Compensation Committee) for the Pretax Income Metric as follows:

 1.           Threshold — At or below the Threshold level of Achievement, the performance bonus multiplier will be 0%.

 2.           Target — At Target level of Achievement will result in a performance bonus multiplier of 100%.

 3.           Maximum — At or above the Maximum level of Achievement, the performance bonus multiplier will be 200%.

If a degree of Achievement falls between Threshold, Target or Maximum performance goals, the performance bonus multiplier will be determined by straight line interpolation.  Achievement above the Maximum performance goal will be capped at 200%.

Plan Outline :

I) Each bonus-qualified position (manager and above) that is eligible for participation in the Plan has a pre-designated Target bonus percentage that is applied against base salary.  Such percentages range from 5% to 100%.

II) Each year the Compensation Committee approves the performance metrics for the Plan and approves the levels of Achievement for the establishment of any performance bonus. The Compensation Committee shall further approve the individual award of bonuses paid to Section 16 Officers and Key Employees. The Compensation Committee may revise the annual bonus plan from time to time to take into account and adjust for equity added to the Company from capital raising activities, subject to the provisions of Section VIII hereof.

III) The plan consists of two steps:

i)	The establishment of a bonus pool based on the Company’s achievement of the Pretax Income Metric and each participant’s applicable target bonus.

ii)	If a bonus pool is earned, the next step establishes the amount a bonus eligible employee will receive.

•
Bonus amounts are calculated based upon the Achievement of the Pretax Income Metric.  Individual bonus amounts are calculated based upon the achievement of pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals, which may, in the sole discretion of the Compensation Committee, result in a reduction in the amount of the bonus otherwise payable to an eligible participant based on the Achievement of the corporate Pretax Income Metric.

•	All such values shall be contained in a formal “Bonus Exhibit” attached as Exhibit A hereto which is agreed upon and signed by the bonus eligible employee and the responsible executive officer.

IV) All individual employee bonus amounts that may result from the application of the plan are subject to downward adjustment by the Compensation Committee based upon the recommendation of the supervising executive officer and/or the Chief Executive Officer.

V) Prior to the payment of any bonus amounts, a schedule shall be created listing each participant and the recommended amount to be paid to each participant. Such list must be submitted to the Chief Executive Officer and, in the case of executive officers, to the Compensation Committee for approval.

VI) Payment of any earned Bonus shall be made no later than March 15 of the calendar year following the applicable performance year, subject to continued employment at the time of payment.

VII) The Compensation Committee and Board of Directors retain full and sole discretion over the establishment of any bonus pool or the payment or determination of any executive officer bonus awards. Any bonus plan calculation or bonus payments to executive officers shall be subject to the approval of the Compensation Committee or the Board of Directors. The Compensation Committee or Board of Directors may amend or terminate the Plan at any time and from time to time.

VIII) The Plan shall be treated as a sub-plan adopted under the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), and bonuses hereunder shall be treated as cash-based performance awards thereunder.  For purposes of bonuses payable under the Plan that are intended to qualify for the “performance-based compensation” exception from the deductibility limitations of Section 162(m) of the Internal Revenue Code, such bonuses shall be subject to the terms and conditions of Section 7 of the 2005 Plan.  In the event of any conflict between the terms and conditions of the Plan and the 2005 Plan with respect to bonuses intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, the 2005 Plan shall govern and control.

Exhibit A

SeaBright Holdings, Inc.
2012 Annual Incentive Plan

Employee:
Business Unit:	SeaBright Holdings, Inc.
Department:
Bonus Targets:

I.	Bonus Pool Qualifier

The total bonus pool will be based on the following financial performance metric for SeaBright Holdings, Inc. This financial performance metric can contribute between 0% and 200% of its corresponding weighting.  If actual performance is below the minimum Threshold level, there will be no bonus contribution.  At Target, this metric will contribute 100% of its assigned weighting.  At or above Maximum performance level, this metric will contribute 200% of its assigned weighting.  The specific calculation of the bonus contribution for each metric will be determined on a linear basis between Threshold, Target, and Maximum.

Threshold	Target	Maximum
Pretax Income excluding all capital gains, losses and bonuses for 2012

Key Objectives and Relative Weightings
The total bonus pool established above may be adjusted downward for an Individual based on the following targets.
These factors may, in the sole discretion of the Compensation Committee, result in a reduction in the amount of the bonus otherwise payable.

III.	Individual Objectives
These are your individual objectives. The score assigned (0 through 2.0) will be yours alone.	Weight	Threshold	Target	Maximum

A.

B.

C.

D.

NOTES:	All bonus payments are subject to approval by the Board of Directors of SeaBright Holdings, Inc.
No Annual Bonus will be paid if the Threshold financial performance metrics described above are not achieved by SeaBright Holdings, Inc.

Employee:	Date:

Manager:	Date: